UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2005

XTO ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800

(Registrants Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 1, 2005, XTO Energy issued a news release announcing that it has agreed to purchase producing properties from Plains Exploration & Production Company of Houston, Texas with an effective date of January 1, 2005 for $350 million. The transaction is expected to close on or before May 31, 2005. The final closing price will reflect a net revenue adjustment from the effective date, currently estimated at $20 to $25 million, typical closing and post-closing adjustments and minor preferential purchase right elections. The acquisition is expected to be funded by bank borrowings under the Company’s revolving credit facility.

These properties further expand the Company’s operations in its core Eastern Region of East Texas and northwestern Louisiana. XTO Energy’s internal engineers estimate the proved reserves to be 175 billion cubic feet of gas equivalent, of which 75% are proved developed and 95% are attributable to natural gas. The acquisition will initially add production of about 35 million cubic feet of natural gas per day. As a result, the Company is increasing its production growth target in 2005 to 23-25%, up from 21-23%.

A copy of the news release is filed as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 News Release dated April 1, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date:	April 7, 2005	By:	/S/ BENNIE G. KNIFFEN
Bennie G. Kniffen Senior Vice President and Controller

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EXHIBIT INDEX

Exhibit Number and Description

99.1	News Release dated April 1, 2005

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